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Exhibit 10.2

        [Stifel, Nicolaus & Company, Incorporated Letterhead]

April 2, 2002

Mr. David G. Durham
Chief Financial Officer
CIBER, Inc.
5251 DTC Parkway, #1400
Greenwood Village, CO 80111

Dear Dave:

        This letter confirms our agreement (the "Agreement") that CIBER, Inc. (the "Company") has engaged Stifel, Nicolaus & Company, Incorporated ("Stifel") and Robert W. Baird & Company ("Baird") to act as the Company's exclusive financial advisors ("Advisors") in connection with the Company's private placement (the "Transaction") of certain shares ("the Shares") of Common Stock of the Company (the "Offering(s)"). The Advisors will act as the Company's Advisors and Selling Agents, on a best-efforts basis, to place the Offerings to investors.

        In this capacity the Advisors will render the following services:

1.
Assist the Company in the evaluation and selection of potential investors and represent the Company in contacting, qualifying and negotiating with potential investors;

2.
Meet with members of management to discuss any proposals for investment in the Company, as well as available alternatives and their implications;

3.
Work with Company and Investor counsel in preparing and negotiating terms of any proposed investment; and

4.
Render such additional assistance as the Company may reasonably request in connection with the private placement process.

        The Advisors will have no authority under this Agreement to bind the Company in any way to any specific party. In addition, nothing contained in this Agreement will require the Company to accept the terms of any proposal. The Company has the right in its sole discretion to reject any proposal regardless of the terms proposed and to reject any proposed investor regardless of the identity of the investor.

        As compensation for the Advisors' services, the Company agrees to pay the Advisors a cash success fee equal to 5% of the gross proceeds raised upon closing of the Offering. It is understood that the gross fees shall be split 75% to Stifel and 25% to Baird.

        In the event the Company concludes a financing not constituting a Transaction as contemplated hereunder (i.e. joint venture, strategic partnership, sale, merger or other transaction), arising out of or in connection with the Advisors role as financial advisor, the Company agrees to negotiate a separate agreement to compensate the Advisors based on the nature of the transaction, the level of service provided, and the value added by the Advisors in such capacity.

        The Company agrees to provide to the Advisors all financial and other information reasonably requested by the Advisors for the purpose of its assignment hereunder. The Company agrees and represents that information furnished by the Company to the Advisors pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that if such information becomes inaccurate, incomplete, or misleading during the term of the Advisors engagement hereunder, the Company shall notify the Advisors in writing. In performing its services hereunder, the Advisors shall be entitled to rely upon and assume, without assuming any responsibility for independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to it by the Company or otherwise reviewed by the Advisors, and the Advisors shall not assume any responsibility nor have any liability therefor. The Advisors shall have no obligation to conduct any valuation or appraisal of any assets or liabilities.

        Any financial advice rendered by the Advisors pursuant to this Agreement is intended solely for the benefit and use of management and the Board of Directors of the Company in considering the matters to which this Agreement relates and may not be disclosed publicly in any manner without the Advisors prior written approval and will be treated by the Company as confidential. The Advisors agree that they will not disclose any confidential information received from the Company (or its affiliates), information or advice prepared by the Advisors for the Company, information regarding a potential Transaction, and the existence of this Agreement to others (other than employees, agents, accountants, attorneys and other advisors employed by the Advisors in connection with the Transaction) except as contemplated by this engagement or as such disclosure may be required by law.

        The Company agrees to reimburse the Advisors promptly upon request for all reasonable out of pocket expenses (including, legal, travel, communication and document production expenses) incurred by the Advisors in performing its engagement hereunder, whether or not a Transaction is consummated, not to exceed $30,000 without prior written approval by the Company. The Company also agrees to indemnify the Advisors and certain other entities and persons as set forth on Exhibit A attached hereto, which Exhibit is hereby incorporated into and made a part of this Agreement.

        This Agreement may be terminated by either the Company or the Advisors at any time upon giving written notice to the other party. No such termination will affect (i) the Advisors rights to receive fees accrued prior to such termination or to receive reimbursement of its expenses as set forth above, (ii) the rights of any Indemnified Person (as defined in Exhibit A hereto) to receive indemnification and contribution, or (iii) the Company's and Advisors' confidentiality obligations hereunder. Additionally, in the event this Agreement is terminated prior to the completion of the contemplated Offering, and a subsequent Transaction is completed within nine months from the execution of this Agreement by investors contacted by the Advisors during the course of this assignment, the Advisors shall be entitled to the Success Fee as defined above. Upon termination Stifel shall provide a list of investors contacted by the Advisors during the term of their engagement.

        This Agreement (including Exhibit A hereto) and any claims related directly or indirectly to this Agreement (including any claims concerning advice provided pursuant to this Agreement) shall be governed by Colorado law (without regard to the conflicts of laws provisions therein). This letter agreement is the complete agreement among the parties with respect to the subject matter hereof and supercedes all other prior agreements (oral and written), arrangements and understandings between the parties.

Very truly yours,		Accepted as of the date first above written:
STIFEL, NICOLAUS & COMPANY, INCORPORATED		CIBER, INC.
By:	/s/ JEFFREY R. GALGANO Jeffrey R. Galgano Managing Director, Corporate Finance	By:	/s/ DAVID G. DURHAM David G. Durham Senior Vice President & CFO

Exhibit A
INDEMNIFICATION

        The Company agrees to indemnify the Advisors and their affiliates and each person who controls the Advisors or such affiliates, the respective directors, officers, agents, representatives and employees of the Advisors and such affiliates and any person who controls the Advisors or such affiliates (each an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Transaction, the engagement of the Advisors pursuant to this letter agreement, the performance by the Advisors of the services contemplated by this letter agreement, or any failure to consummate the Transaction (a "Loss"). The Company will reimburse each Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim, or any action or proceeding arising from any such claim, whether or not such Indemnified Party is a party and whether or not any action or proceeding actually is commenced. The Company will not be liable under the foregoing indemnification provisions to the extent that any Loss or expenses are found in any final judgment by a court to have resulted primarily from the gross negligence or willful misconduct of the Advisors or the other Indemnitees claiming a right to indemnification hereunder. If for any reason the foregoing indemnification provisions are unavailable to any Indemnified Party, then the Company will contribute the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Company and the Indemnified Party, and the relative benefits received from the Transaction, or sought to be received, by the Company on the one hand and by the Indemnified Party on the other hand. In no event will the aggregate amount required to be contributed by the Indemnified Parties (taking into account the Company's contributions described above) exceed the amount of fees (excluding expense reimbursement) actually paid to the Advisors.

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  Exhibit 10.2